Exhibit 99.1

Great Elm Capital Corp. Announces

SECOND Quarter 2025 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET on August 5, 2025

PALM BEACH GARDENS, Florida, August 4, 2025 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the second quarter ended June 30, 2025.

Second Quarter and Other Recent Highlights

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Total investment income (“TII”) for the quarter ended June 30, 2025 was a record $14.3 million.
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Highest cash generative quarter in GECC’s history, with cash income comprising over 90% of TII.
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Net investment income (“NII”) for the quarter ended June 30, 2025 was $5.9 million, or $0.51 per share, as compared to $4.6 million, or $0.40 per share, for the quarter ended March 31, 2025.
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Increase in NII primarily driven by a distribution on preference shares in an insurance-related investment as well as from higher income on CLO investments.
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GECC received $4.3 million of cash distributions from the CLO JV in the quarter ended June 30, 2025, as compared to $3.8 million in the quarter ended March 31, 2025.
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Net assets were $140.0 million, or $12.10 per share, on June 30, 2025, as compared to $132.3 million, or $11.46 per share, on March 31, 2025.
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Increase in net asset value (“NAV”) primarily driven by unrealized gains on a CoreWeave related investment as well as NII exceeding the quarterly distribution by 38%, or $0.14 per share.
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GECC’s asset coverage ratio was 169.5% as of June 30, 2025, as compared to 163.8% as of March 31, 2025.
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The Board of Directors approved a quarterly dividend of $0.37 per share for the third quarter of 2025, equating to a 13.5% annualized yield on GECC’s August 1, 2025 closing price of $10.98.

Management Commentary

“We continued our strong momentum in 2025 with a standout second quarter, generating record total investment income and NII that exceeded our recently increased quarterly distribution. Our substantial NII this quarter was driven by robust cash generation, including a strong distribution from preference shares in an insurance related investment and continued solid performance from our CLO JV,” said Matt Kaplan, GECC’s Chief Executive Officer. “NAV also improved meaningfully in the quarter, benefitting from unrealized gains on our CoreWeave related investment. Looking ahead, while we expect third quarter NII will step down due to the uneven cadence of cash flows from our CLO JV, we remain well-positioned for our NII to exceed our distribution for the full year. We will continue to closely monitor the macro environment and seek to deploy capital into opportunities offering compelling risk-adjusted returns, with a focus on driving lasting value for our shareholders.”

Financial Highlights – Per Share Data

	Q2/2024	Q3/2024	Q4/2024	Q1/2025	Q2/2025
Earnings Per Share (“EPS”)	($0.14)	$0.33	$0.17	$0.04	$1.02
Net Investment Income (“NII”) Per Share	$0.32	$0.39	$0.20	$0.40	$0.51
Pre-Incentive Net Investment Income Per Share	$0.40	$0.49	$0.20	$0.50	$0.64
Net Realized and Unrealized Gains / (Losses) Per Share	($0.46)	($0.06)	($0.03)	($0.36)	$0.51
Net Asset Value Per Share at Period End	$12.06	$12.04	$11.79	$11.46	$12.10
Distributions Paid / Declared Per Share	$0.35	$0.35	$0.40	$0.37	$0.37

Portfolio and Investment Activity

As of June 30, 2025, GECC held total investments of $335.1 million at fair value, as follows:

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55 debt investments in corporate credit, totaling approximately $197.3 million, representing 58.9% of the fair market value of the Company’s total investments. Secured debt investments comprised a substantial majority of the fair market value of the Company’s debt investments.
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An investment in Great Elm Specialty Finance, totaling approximately $36.4 million, comprised of one debt investment of $23.9 million and one equity investment of $12.4 million, representing 7.1% and 3.7%, respectively, of the fair market value of the Company’s total investments.
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CLO investments, totaling approximately $55.4 million, representing 16.5% of the fair market value of the Company’s total investments.
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Three dividend paying equity investments, totaling approximately $8.4 million, representing 2.5% of the fair market value of the Company’s total investments.
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Other equity investments, totaling approximately $37.5 million, representing 11.2% of the fair market value of the Company’s total investments.

As of June 30, 2025, the weighted average current yield on the Company’s debt portfolio was 12.5%(1). Floating rate instruments comprised approximately 73% of the fair market value of debt investments (comparable to last quarter) and the Company’s fixed rate debt investments had a weighted average maturity of 2.8 years.

During the quarter ended June 30, 2025, we deployed approximately $22.6 million into 26 investments(2) at a weighted average current yield of 14.1%.

During the quarter ended June 30, 2025, we monetized, in part or in full, 38 investments for approximately $35.0 million(3), at a weighted average current yield of 11.1%. Monetizations include $21.5 million of mandatory debt paydowns and redemptions at a weighted average current yield of 11.4%.

Financial Review

Total investment income for the quarter ended June 30, 2025 was $14.3 million, or $1.24 per share. Total expenses for the quarter ended June 30, 2025 were approximately $8.4 million, or $0.72 per share, inclusive of excise tax expense.

Net realized and unrealized gains for the quarter ended June 30, 2025 were approximately $5.8 million, or $0.51 per share.

Liquidity and Capital Resources

As of June 30, 2025, cash and money market fund investments totaled approximately $4.4 million. In addition, GECC had availability of $19.0 million under its $25.0 million revolving line of credit (the “Revolver”) with $6.0 million drawn as of June 30, 2025.

As of June 30, 2025, total debt outstanding (par value) was $201.4 million, comprised of 5.875% senior notes due June 2026 (NASDAQ: GECCO), 8.75% senior notes due September 2028 (NASDAQ: GECCZ), 8.50% senior notes due April 2029 (NASDAQ: GECCI), 8.125% senior notes due December 2029 (NASDAQ: GECCH), and $6.0 million outstanding on the $25.0 million Revolver.

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.37 per share for the quarter ending September 30, 2025. The third quarter distribution will be payable on September 30, 2025 to stockholders of record as of September 15, 2025.

The distribution equates to a 13.5% annualized dividend yield on the Company’s closing market price on August 1, 2025 of $10.98 and a 12.2% annualized dividend yield on the Company’s June 30, 2025 NAV of $12.10 per share.

Conference Call and Webcast

GECC will discuss these results in a conference at 8:30 a.m. ET on August 5, 2025.

Conference Call Details

Date/Time: Tuesday, August 5, 2025 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 877-407-0789

(International): 201-689-8562

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available in pdf format via the “Events and Presentations” section of Great Elm Capital Corp.’s website here after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements include statements regarding our future business plans and expectations. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

This press release does not constitute an offer of any securities for sale.

Endnotes:

(1) Weighted average current yield is based upon the stated coupon rate and fair value of outstanding debt securities at the measurement date and excludes two non-accrual investments with a fair value of $3.9 million as of 6/30/25.

(2) This includes new deals, additional fundings (inclusive of those on revolving credit facilities), refinancings and capitalized PIK income. Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

(3) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities). Amounts included herein do not include investments in short-term securities, including United States Treasury Bills.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	June 30, 2025	December 31, 2024
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $247,896 and $244,378, respectively)	$250,099	$240,958
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $68,216 and $8,448, respectively)	68,206	8,448
Affiliated investments, at fair value (amortized cost of $12,378 and $12,378, respectively)	-	-
Controlled investments, at fair value (amortized cost of $93,284 and $87,014, respectively)	84,954	83,304
Total investments	403,259	332,710

Cash and cash equivalents	960	-
Receivable for investments sold	75	5,065
Interest receivable	3,279	3,306
Dividends receivable	853	364
Due from portfolio company	32	32
Due from affiliates	107	160
Deferred financing costs	188	237
Prepaid expenses and other assets	573	154
Total assets	$409,326	$342,028

Liabilities
Notes payable (including unamortized discount of $4,923 and $5,705, respectively)	$190,477	$189,695
Revolving credit facility	6,000	-
Payable for investments purchased	66,144	11,194
Interest payable	79	32
Accrued incentive fees payable	3,636	1,712
Distributions payable	-	577
Due to affiliates	1,500	1,385
Accrued expenses and other liabilities	1,458	1,320
Total liabilities	$269,294	$205,915

Commitments and contingencies	$-	$-

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 11,568,378 shares issued and outstanding and 11,544,415 shares issued and outstanding, respectively)	$116	$115
Additional paid-in capital	332,385	332,111
Accumulated losses	(192,469)	(196,113)
Total net assets	$140,032	$136,113
Total liabilities and net assets	$409,326	$342,028
Net asset value per share	$12.10	$11.79

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$6,560	$5,968	$12,962	$11,955
Non-affiliated, non-controlled investments (PIK)	644	811	1,255	1,441
Affiliated investments	-	31	-	64
Controlled investments	765	953	1,718	1,884
Total interest income	7,969	7,763	15,935	15,344
Dividend income from:
Non-affiliated, non-controlled investments	2,332	1,045	2,568	1,431
Controlled investments	3,904	525	7,280	910
Total dividend income	6,236	1,570	9,848	2,341
Other commitment fees from non-affiliated, non-controlled investments	-	175	-	700
Other income from:
Non-affiliated, non-controlled investments	72	40	815	72
Non-affiliated, non-controlled investments (PIK)	-	-	174	-
Total other income	72	40	989	72
Total investment income	$14,277	$9,548	$26,772	$18,457

Expenses:
Management fees	$1,278	$1,068	$2,550	$2,008
Incentive fees	1,470	764	2,620	1,562
Administration fees	383	396	738	781
Custody fees	37	36	75	72
Directors’ fees	53	54	106	108
Professional services	459	413	883	801
Interest expense	4,318	3,473	8,569	6,280
Other expenses	307	286	615	589
Total expenses	$8,305	$6,490	$16,156	$12,201
Net investment income before taxes	$5,972	$3,058	$10,616	$6,256
Excise tax	$68	$-	$136	$5
Net investment income	$5,904	$3,058	$10,480	$6,251

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$459	$155	$723	$2,511
Affiliated investments	-	(625)	-	(625)
Total net realized gain (loss)	459	(470)	723	1,886
Net change in unrealized appreciation (depreciation) on
investment transactions from:
Non-affiliated, non-controlled investments	7,679	(3,856)	5,613	(7,389)
Affiliated investments	-	827	-	(23)
Controlled investments	(2,299)	(885)	(4,620)	(2,509)
Total net change in unrealized appreciation (depreciation)	5,380	(3,914)	993	(9,921)
Net realized and unrealized gains (losses)	$5,839	$(4,384)	$1,716	$(8,035)
Net increase (decrease) in net assets resulting from operations	$11,743	$(1,326)	$12,196	$(1,784)

Net investment income per share (basic and diluted):	$0.51	$0.32	$0.91	$0.69
Earnings per share (basic and diluted):	$1.02	$(0.14)	$1.06	$(0.20)
Weighted average shares outstanding (basic and diluted):	11,556,857	9,551,037	11,550,739	9,105,190